UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 10, 2021

Pacific Biosciences of California, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1305 O’Brien Drive

Menlo Park, California 94025

(Address of principal executive offices) (Zip Code)

(650) 521-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PACB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2021, the Board of Directors of Pacific Biosciences of California, Inc. (the “Company”) appointed Michele Farmer to the role of Vice President and Chief Accounting Officer and designated her as the Company’s principal accounting officer, effective upon commencement of her employment with the Company on May 17, 2021 (the “Effective Date”). Eric E. Schaefer, who has served as the Company’s Vice President and Chief Accounting Officer since May 26, 2020, was notified on May 10, 2021 that Ms. Farmer would become Chief Accounting Officer effective May 17, 2021.

Ms. Farmer, age 42, was previously Senior Director, Accounting at Illumina, Inc. (“Illumina”) from September 2018 to May 2021 and, before that, she served in various roles of increasing responsibility at Illumina since 2009. Ms. Farmer has also served as an auditor at PricewaterhouseCoopers from 2004 to 2009. Ms. Farmer is a licensed certified public accountant and earned her bachelor’s degree in accounting from San Diego State University.

Under the terms of her offer letter, Ms. Farmer will receive an annual base salary of $295,000 and relocation expenses of $75,000. Ms. Farmer will have an annual target bonus opportunity equal to 40% of her base salary, subject to achieving specified performance goals.

Ms. Farmer’s offer letter provides for the grant to her of a stock option to purchase a total of 80,000 shares of the Company’s common stock under the Company’s 2020 Inducement Equity Incentive Plan (the “Inducement Plan”) with an exercise price per share equal to the fair market value per share on the date of grant, which will be scheduled to vest as to 1/4th of the shares subject to the option on the 1-year anniversary of the Effective Date and as to 1/48th of the shares each month thereafter, subject to her continued employment with the Company through each applicable vesting date. Her offer letter also provides for the grant to Ms. Farmer of an award of restricted stock units under the Inducement Plan covering 40,000 shares of the Company’s common stock that will be scheduled to vest as to 1/4th of the shares on each anniversary of the grant date, subject to her continued employment with the Company through each applicable vesting date.

Ms. Farmer will also be eligible to enter into a change in control and severance agreement (the “Severance Agreement”) with the Company, which will provide that if the Company terminates her employment for a reason other than “cause,” her death or her “disability,” or she resigns for “good reason,” she would be entitled to: (i) continued payments of base salary for 6 months from the date of termination of employment; and (ii) Company-paid COBRA continuation coverage for up to 6 months. If such termination occurs within the period 3 months prior to or 12 months following a change in control of the Company, she would be entitled to: (i) continued payments of base salary for 9 months from the date of termination of employment; (ii) Company-paid COBRA continuation coverage for up to 9 months; (iii) an amount equal to her target bonus for the year of termination pro-rated for the portion of the year the employee was employed with the Company (or its successor); and (iv) vesting acceleration of 100% of the unvested portion of her then-outstanding equity awards, with any performance-based awards having any performance goals then subject to such awards being deemed achieved at 100% of target levels, unless specifically provided otherwise under the applicable performance-based award agreement. The severance benefits under the Severance Agreement will be subject to Ms. Farmer entering into and not revoking a separation agreement and release of claims with the Company.

There is no arrangement or understanding between Ms. Farmer and any other persons pursuant to which Ms. Farmer was selected as Vice President and Chief Accounting Officer. There are no family relationships between Ms. Farmer and any director or executive officer of the Company, and no transactions involving Ms. Farmer that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biosciences of California, Inc.

By:	/s/ Susan Kim
Susan Kim Chief Financial Officer

Date: May 14, 2021